Exhibit 10.1

WAYSTAR HOLDING CORP.

STOCKHOLDERS AGREEMENT

Dated as of [●], 2024

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4.24	Aggregation of Securities	27
4.25	Independent Nature of Stockholders’ Obligations and Rights	28
4.26	Effectiveness	28
4.27	Structural Restrictions	28

EXHIBITS AND ANNEXES

EXHIBIT A	–	STOCKHOLDER LIST
Annex I	–	Form of Joinder Agreement
ANNEX II	–	FORM OF SPOUSAL CONSENT

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as amended, modified, or supplemented from time to time in accordance with its terms, this “Agreement”) of Waystar Holding Corp. (together with its successors and permitted assigns, the “Company”), a Delaware corporation, is entered into as of [●], 2024, by and among (i) the Company, (ii) the EQT Stockholders (as defined below), (iii) the CPPIB Stockholders (as defined below), (iv) the Bain Stockholders (as defined below), (v) the Other Institutional Stockholders (as defined below), (vi) the Director Stockholders (as defined below), (vii) the Employee Stockholders (as defined below), and (viii) such other Persons, if any, that from time to time become parties hereto pursuant to Section 4.12.1

WHEREAS, in accordance with the terms of the A&R Limited Partnership Agreement (as defined below), all outstanding interests in the Partnership (as defined below) were exchanged for shares of Common Stock (as defined below);

WHEREAS, the Company intends to consummate an initial Public Offering (as defined below) of shares of Common Stock and enter into the Underwriting Agreement (as defined below) in connection therewith; and

WHEREAS, in connection with such events, the parties hereto desire to provide for certain governance rights and other matters upon the effectiveness of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree, subject to Section 4.26, as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Matters of Construction. In addition to the definitions referred to or set forth below in this ARTICLE I:

(a)           The words “hereof,” “herein,” “hereunder” and words of similar import shall, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)           The words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”;

(c)           References to Sections and Articles refer to Sections and Articles of this Agreement;

(d)           Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

1 Note to Draft: To be executed by all existing limited partners.

(e)           The masculine, feminine, and neuter genders shall each include the others.

1.2           Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, or any successor act, and the rules and regulations promulgated thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor act, and the rules and regulations promulgated thereunder.

“A&R Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of October 22, 2019, as amended, restated, supplemented, or otherwise modified from time to time, by and among Derby GP, LLC, as general partner, and the additional parties thereto from time to time.

“Action” shall have the meaning as set forth in Section 3.1(a).

“Activist Investor” means as of any date, any Person that (i) has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in section 13(d)(3) of the 1934 Act), within the three year period immediately preceding such date, and in each case with respect to the Company, any of its Subsidiaries or any of its or their equity securities (a) publicly made, publicly engaged in or publicly been a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the 1934 Act) in any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the 1934 Act and, for the avoidance of doubt, after giving effect to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any equity securities of the Company or any of its Subsidiaries, including in connection with a proposed change of control or other extraordinary or fundamental transaction involving the Company or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of the Company or any of its Subsidiaries, in each case, not approved or recommended by the board of directors of the Company or such Subsidiary, (b) publicly called, or publicly sought to call, a meeting of shareholders of the Company or any of its Subsidiaries or publicly initiated any shareholder proposal for action by shareholders of the Company or any of its Subsidiaries (including through action by written consent), in each case, not approved or publicly recommended by the board of directors of the Company or such Subsidiary, (c) formally commenced a “tender offer” (as such term is used in Regulation 14D under the 1934 Act) or exchange offer to acquire the equity securities of the Company or any of its Subsidiaries not approved or publicly recommended by the board of directors of the Company or such Subsidiary, or (d) disclosed any intention, plan, arrangement, or other Contract to do any of the foregoing, or (ii) has been identified on the most recently available “SharkWatch 50” list as of such date or (iii) any Affiliate of any such Person specified in clauses (a) or (b).

“Additional Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) any Person who is a party to this Agreement (whether through execution of this Agreement or a Joinder Agreement) other than the Company and its Subsidiaries, the Institutional Stockholders, and the Individual Stockholders and (ii) such Persons’ Permitted Transferees pursuant to the definition of Permitted Transfer (other than the Company), as evidenced by an executed Joinder Agreement, indicating that such Permitted Transferee will be an Additional Stockholder.

“Affiliate” shall mean, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the 1933 Act and, with respect to an Institutional Stockholder, as applicable, an “affiliate” as defined in Rule 405 of the regulations promulgated under the 1933 Act and any Investment Fund, vehicle, or holding company that is directly or indirectly managed or advised by any Affiliate or discretionary manager or advisor of such Institutional Stockholder, as applicable; provided, however, that, for purposes of this Agreement, the Company and its Subsidiaries shall not be an Affiliate of any Stockholder or such Stockholder’s Affiliates.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicable Individual” shall mean (i) with respect to any Individual Stockholder who is a director, employee, consultant, or other service provider of the Company or any of its Subsidiaries, such director, employee, consultant, or other service provider and (ii) with respect to any Individual Stockholder who is not a director, employee, consultant, or other service provider of the Company or any of its Subsidiaries, the director, employee, consultant, or other service provider of the Company or any of its Subsidiaries with respect to whom such Individual Stockholder is a Permitted Transferee.

“Bain Consent” shall mean the prior written consent of the Bain Stockholders holding a majority of the Shares held by the Bain Stockholders.

“Bain Director Nominee” shall have the meaning as set forth in Section 2.2(a).

“Bain Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) those Persons who are listed as Bain Stockholders on Exhibit A hereto and (ii) their respective Permitted Transferees pursuant to the definition of Permitted Transfer (other than the Company), as evidenced by an executed Joinder Agreement indicating that such Permitted Transferee will be a Bain Stockholder.

“Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the 1934 Act.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company as the same shall be constituted from time to time.

“CEO Director Nominee” shall have the meaning as set forth in Section 2.2(a).

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share, and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which does not have a preference as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Competitor” means (i) any Person that is identified as a competitor of the Company in the Company’s most recently filed Annual Report on Form 10-K, (ii) any Person listed on Schedule A hereto (as may be amended from time to time by mutual agreement of the Parties hereto), and (iii) any Affiliate of any such Person specified in clause (i) or (ii); provided, that (a) a Person or its Affiliates shall not be deemed to be a Company Competitor solely as a result of such Person making a passive investment into an investment fund or other passive investment vehicle that otherwise owns, invests in, or controls a Company Competitor and (b) a financial investor or any Affiliates of such financial investor shall not be deemed a Company Competitor solely as a result of ownership of or investment in a Company Competitor that such financial investor and its Affiliates do not control; provided, that for purposes of clause (ii), and the application of the definition of “Affiliate” in this definition, control of a Company Competitor shall mean a Person having in its possession, directly or indirectly, the power to direct or cause the management and policies of a Company Competitor, including by Contract or as the beneficial owner of securities representing (or securities convertible into or exercisable for securities representing) more than fifty percent (50%) of the total combined voting power of such Company Competitor (or the securities of any direct or indirect parent entity of such Company Competitor) or otherwise.

“Controlled Entity” shall mean any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise controlled by the Company.

“CPPIB Board Observer” shall have the meaning as set forth in Section 2.2(j).

“CPPIB Consent” shall mean the prior written consent of the CPPIB Stockholders holding a majority of the Shares held by the CPPIB Stockholders.

“CPPIB Director Nominee” shall have the meaning as set forth in Section 2.2(a).

“CPPIB Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) those Persons who are listed as CPPIB Stockholders on Exhibit A hereto and (ii) their respective Permitted Transferees pursuant to the definition of Permitted Transfer (other than the Company), as evidenced by an executed Joinder Agreement indicating that such Permitted Transferee will be a CPPIB Stockholder.

“Director Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) those Persons who are listed as Director Stockholders on Exhibit A hereto and (ii) their respective Permitted Transferees (other than the Company) who receive Shares from such Person pursuant to a Permitted Transfer as evidenced by an executed Joinder Agreement indicating that such Permitted Transferee will be a Director Stockholder.

“Employee Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) those Persons who are listed as Employee Stockholders on Exhibit A hereto, (ii) any other Person who acquires Shares pursuant to the exercise of Options and provides an executed Joinder Agreement, indicating that such Person will be an Employee Stockholder, and (iii) their respective Permitted Transferees (other than the Company) who receive Shares from such Person pursuant to a Permitted Transfer as evidenced by an executed Joinder Agreement indicating that such Permitted Transferee will be an Employee Stockholder.

“EQT Consent” shall mean the prior written consent of the EQT Stockholders holding a majority of the Shares held by the EQT Stockholders.

“EQT Director Nominee” shall have the meaning as set forth in Section 2.2(a).

“EQT Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) those Persons who are listed as EQT Stockholders on Exhibit A hereto and (ii) their respective Permitted Transferees (other than the Company) who receive Shares from such Person pursuant to a Permitted Transfer as evidenced by an executed Joinder Agreement indicating that such Permitted Transferee will be an EQT Stockholder.

“Immediate Family” shall mean with respect to an individual, any spouse, domestic partner designated in good faith by such individual, sibling, lineal descendant or antecedent, mother-in-law, father-in-law, son-in-law, daughter-in-law, adopted or step child or grandchild of such individual.

“Incentive Plan” shall mean the Waystar Holding Corp. 2019 Stock Incentive Plan, as amended from time to time, together with any other compensatory stock plan adopted by the Company, as amended from time to time.

“Indemnification Sources” shall have the meaning as set forth in Section 3.1(c).

“Indemnified Liabilities” shall have the meaning as set forth in Section 3.1(a).

“Indemnitee-Related Entities” shall have the meaning as set forth in Section 3.1(c).

“Indemnitees” shall have the meaning as set forth in Section 3.1(a).

“Independent Director Nominee” shall have the meaning as set forth in Section 2.2(a).

“Individual Stockholders” shall mean the Director Stockholders and the Employee Stockholders.

“Investment Fund” means (i) a private equity fund, hedge fund, family office, or other investment fund that makes investments in debt or equity securities and/or portfolio companies, (ii) an alternative investment vehicle for a private equity fund, hedge fund, family office, or other investment fund making investments of the type described in the foregoing clause (i), and/or (iii) any Person directly or indirectly controlled by, or under common control with, any private equity fund, hedge fund, family office, or other investment fund (or group of Affiliated private equity funds, hedge funds, family offices, or other investment funds) described in the foregoing clauses (i) and (ii), and/or any general partner or managing member who is an Affiliate of any of the foregoing.

“Institutional Stockholders” shall mean the EQT Stockholders, the CPPIB Stockholders, the Bain Stockholders, and the Other Institutional Stockholders.

“Joinder Agreement” means a joinder agreement substantially in the form of Annex I attached hereto or such other form as may be agreed by the Company.

“Jointly Indemnifiable Claims” shall have the meaning as set forth in Section 3.1(c).

“Law” shall have the meaning as set forth in Section 2.3.

“Necessary Action” shall mean:

(i)           with respect to the Company or any other party to this Agreement (other than a Stockholder) and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and are within such party to this Agreement’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary to cause such result, including (a) calling meetings of stockholders, (b) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents, or instruments, (c) executing agreements and instruments, (d) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, and (e) nominating or appointing, or taking steps to cause the nomination or appointment of, certain Persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such Persons to the Board or any committee thereof, including in connection with the annual or special meeting of stockholders of the Company, and

(ii)           with respect to a Stockholder and a specified result, (a) attending, in person or by proxy, all meetings of the shareholders of the Company, and (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock held by such Stockholder, in each case, necessary to cause such result.

“Non-EQT Institutional Stockholders” shall mean the Institutional Stockholders other than the EQT Stockholders.

“Non-Institutional Stockholders” shall mean the Stockholders other than the Institutional Stockholders.

“Options” shall mean the options granted to certain Individual Stockholders under the Incentive Plan to purchase Shares on the terms set forth therein and in the certificates and agreements issued pursuant thereto.

“Other Institutional Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) those Persons who are listed as Other Institutional Stockholders on Exhibit A hereto and (ii) their respective Permitted Transferees (other than the Company) who receive Shares from such Person pursuant to a Permitted Transfer as evidenced by an executed Joinder Agreement indicating that such Permitted Transferee will be an Other Institutional Stockholder.

“Partnership” means Derby TopCo Partnership LP, a Delaware limited partnership, and any successors and assigns thereof.

“Permitted Transfer” shall mean:

(i)             a Transfer of Shares by any EQT Stockholder to (a) any Affiliate of such EQT Stockholder, (b) any Investment Fund or alternative investment vehicle, directly or indirectly, affiliated with, or managed or sponsored by, such EQT Stockholder, or (c) any of the partners, members, or Affiliates of such EQT Stockholder or any of the foregoing;

(ii)            a Transfer of Shares by any CPPIB Stockholder to (a) any Affiliate of such CPPIB Stockholder, (b) any Investment Fund or alternative investment vehicle, directly or indirectly, affiliated with, or managed or sponsored by, such CPPIB Stockholder or (c) any of the partners, members, or Affiliates of such CPPIB Stockholder or any of the foregoing;

(iii)           a Transfer of Shares by any Bain Stockholder to (a) any Affiliate of such Bain Stockholder, (b) any Investment Fund or alternative investment vehicle, directly or indirectly, affiliated with, or managed or sponsored by, such Bain Stockholder or (c) any of the partners, members, or Affiliates of such Bain Stockholder or any of the foregoing;

(iv)           with respect to any Stockholder (other than any EQT Stockholder, any CPPIB Stockholder, or any Bain Stockholder) that is not a natural person, an Affiliate of such Stockholder so long as such Affiliate is either (A) wholly-owned by such Stockholder or (B) directly or indirectly wholly-owns such Stockholder; and

(v)           with respect to any Stockholder (other than any EQT Stockholder, any CPPIB Stockholder, or any Bain Stockholder) that is a natural person or any trust or other estate planning vehicle of a natural person, (A) upon the death of such person, such person’s estate, heirs, beneficiaries, executors, legatees, distributees, and administrators, (B) upon the permanent disability of such person in such a manner that such person is incapable of managing his or her own finances, assets, and affairs, such person’s conservator or other similar administrators or (C) a trust for the benefit of, or other entity that is Beneficially Owned by, solely such Stockholder and the members of the Stockholder’s Immediate Family; provided, that, in the cases of clauses (A), (B), and (C) above, any Transfer of interests is for bona fide inheritance or estate planning purposes;

provided, that no Permitted Transfer shall be effective unless and until the transferee of the Shares so transferred executes and delivers to the Company a Joinder Agreement and agrees to be bound hereunder in the same manner and to the same extent as the Stockholder from whom the Shares were transferred as provided for in Section 4.12; provided, however, that, notwithstanding anything herein to the contrary, Options may only be transferred in accordance with the terms of the Incentive Plan. On subsequent transfers by a Permitted Transferee, the determination of whether the transferee is a Permitted Transferee shall be determined by reference to the Stockholder who was an original party to this Agreement, not by reference to the transferring Permitted Transferee in such subsequent transfer. If at any time after a Permitted Transfer, a transferee ceases to be a Permitted Transferee of the Stockholder who transferred the Shares to the transferee, then such transferee must transfer the Shares to such original Stockholder or a Permitted Transferee of such original Stockholder as promptly as practicable. No Permitted Transfer shall conflict with or result in any violation of a judgment, order, decree, statute, law, ordinance, rule, or regulation.

“Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares or Options pursuant to a Permitted Transfer.

“Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

“Proprietary Information” shall have the meaning as set forth in Section 2.3.

“Public Offering” shall mean the completion of a sale of Common Stock pursuant to a registration statement which has become effective under the 1933 Act (excluding registration statements on Form S-4, S-8, or similar limited purpose forms), in which some or all of the Common Stock shall be listed and traded on a national exchange or on the NASDAQ National Market System.

“register”, “registered”, and “registration” shall mean a registration effected pursuant to a registration statement filed with the SEC (a “Registration Statement”) in compliance with the 1933 Act.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement of the Company, by and among the Company, the EQT Stockholders, the CPPIB Stockholders, the Bain Stockholders, and the other parties thereto, dated as of the date hereof, as amended, restated, supplemented, or otherwise modified from time to time.

“Representatives” shall have the meaning as set forth in Section 2.3.

“SEC” shall mean the United States Securities and Exchange Commission.

“Shares” shall mean (i) shares of Common Stock held by Stockholders from time to time, including upon exercise of any Options, (ii) other equity securities of the Company or its Subsidiaries held by the Stockholders or (iii) securities of the Company or its Subsidiaries issued in exchange for, upon reclassification of, or as a dividend or distribution in respect of, the foregoing; provided, that, notwithstanding anything herein to the contrary, for purposes of Sections 2.2, 4.2 and 4.21, the term “Shares” shall only include (x) shares of Common Stock and (y) shares of Common Stock issuable upon exercise of Options (solely to the extent such Options, on or prior to the time the determination of Shares is made, are vested and, if such Options may be exercised on a “net exercise” basis in accordance with their terms, as determined after giving effect to the net exercise thereof as of such time of determination), in each case, held by the applicable Stockholder.

“Spousal Consent” shall have the meaning as set forth in Section 4.21(d).

“Stockholder Nominee” shall have the meaning as set forth in Section 2.2(a).

“Stockholders” shall mean the Institutional Stockholders, the Individual Stockholders, and the Additional Stockholders.

“Subsidiary” with respect to any entity (the “parent”) shall mean any corporation, limited liability company, company, firm, association, or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity, membership interest, or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interest, or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers, or other officials having powers analogous to that of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Transfer” and “Transferred” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly, and whether or not by operation of law or for value, any Shares or Options or any legal, economic, or beneficial interest therein; provided, however, that (i) a transfer of limited partnership interests, limited liability company interests, or similar interests in any of the EQT Stockholders, any other private equity fund or any parent entity or investment holding vehicle with respect to any such EQT Stockholder or private equity fund, (ii) a transfer of limited partnership interests, limited liability company interests, or similar interests in any of the CPPIB Stockholders, any other private equity fund or any parent entity or investment holding vehicle with respect to any such CPPIB Stockholder or private equity fund, (iii) a transfer of limited partnership interests, limited liability company interests, or similar interests in any of the Bain Stockholders, any other private equity fund or any parent entity or investment holding vehicle with respect to any such Bain Stockholder or private equity fund, and (iv) a transfer pursuant to a pledge, lien, or other security interest securing any current, former, or future indebtedness of an Institutional Stockholder (and any foreclosure related thereto), in each case, shall not constitute a Transfer for purposes of this Agreement.

“Underwriting Agreement” shall mean an underwriting agreement among the Company, J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, and Barclays Capital Inc. and the other investment banks party thereto with respect to an underwritten initial Public Offering.

ARTICLE II

COVENANTS AND CONDITIONS

Subject to the provisions of Section 4.7 hereof relating to the termination of certain provisions of this Agreement, the following covenants and conditions shall apply.

2.1           Restrictions on Transfers.

(a)           General Transfer Restrictions. Each Stockholder hereby agrees with the Company, severally and not jointly, that until the six (6)-month anniversary of the consummation of an initial Public Offering (subject to any applicable lock-up periods agreed with the underwriters with respect thereto), without the prior consent of the Board, no Stockholder may Transfer all or any of the Shares owned by such Stockholder to any Person other than:

(i)            to a Permitted Transferee; or

(ii)           pursuant to the exercise of registration rights pursuant to and in accordance with the Registration Rights Agreement.

Notwithstanding anything herein to the contrary, Options shall only be transferable according to their terms and the terms of the Incentive Plan. Any attempted Transfer of Shares by a Stockholder not permitted by this Section 2.1 shall be null and void, and the Company shall not in any way give effect to such impermissible Transfer. After the six (6)-month anniversary of the consummation of an initial Public Offering (subject to any applicable lock-up periods agreed with the underwriters with respect thereto), there shall be no restrictions on a Transfer of Shares pursuant to this Agreement; provided, that each Stockholder agrees with the Company that it may not, whether prior to, on, or after the six (6)-month anniversary of the consummation of an initial Public Offering, directly and knowingly Transfer any Shares to any Person or Group who is to the actual knowledge of the transferring Stockholder an Activist Investor or a Company Competitor (except, for the avoidance of doubt, (x) as approved by the Board, (y) any underwritten transaction or (z) any transaction through a broker).

(b)           Transferred Shares Subject to Transfer Restrictions. Except for Transfers (i) to the Company, (ii) pursuant to an effective Registration Statement filed with the SEC, or (iii) with the prior consent of the Board, all Shares Transferred by Stockholders following the date hereof shall remain subject to the Transfer restrictions of this Agreement and each intended transferee pursuant to this Section 2.1 shall execute and deliver to the Company a Joinder Agreement, which shall evidence such transferee’s agreement that any such Shares intended to be Transferred shall continue to be subject to this Agreement and that as to such Shares the transferee shall be bound by the restrictions of this Agreement as a Stockholder hereunder.

(c)           Rule 144 Transfers. After the six (6)-month anniversary of the consummation of an initial Public Offering, the Company shall use its reasonable best efforts to ensure that the conditions to the availability of Rule 144 adopted under the 1933 Act, as set forth in paragraph (c) thereof, shall be satisfied, including by delivering any required instruction letters, representation letters, legal opinions and any other ancillary certificates or documentation to its transfer agent.

2.2           Board of Directors.

(a)           Composition of the Board. At and following the date hereof, each of the Stockholders, severally and not jointly, agrees with the Company to take all Necessary Action to cause (x) the total number of directors constituting the Board to be comprised of (i) not more than ten (10) directors and (ii) not less than the number of directors as is required to allow for the election of each EQT Director Nominee (as defined below), CPPIB Director Nominee (as defined below), and Bain Director Nominee (as defined below), as well as each Independent Director Nominee (as defined below) and the CEO Director Nominee (as defined below) and (y) those individuals to be nominated in accordance with this Section 2.2, initially (i) two (2) of whom have been nominated by the EQT Stockholders, initially Ethan Waxman and Eric Liu, and thereafter designated pursuant to Section 2.2(b) or Section 2.2(g) (each, an “EQT Director Nominee”), (ii) one (1) of whom has been nominated by the CPPIB Stockholders, initially Samuel Blaichman, and thereafter designated pursuant to Section 2.2(c) or Section 2.2(g) (the “CPPIB Director Nominee”), (iii) one (1) of whom has been nominated by the Bain Stockholders, initially Paul Moskowitz, and thereafter designated pursuant to Section 2.2(d) or Section 2.2(g) (the “Bain Director Nominee”, and together with the EQT Director Nominees and the CPPIB Director Nominee, the “Stockholder Nominees”), (iv) five (5) of whom have been nominated pursuant to Section 2.2(e) or Section 2.2(g) (each, an “Independent Director Nominee”), and (v) one of whom shall be the then-serving Chief Executive Officer of the Company (provided, however, that if, as of the date of such nomination, the person then-serving as Chief Executive Officer is not expected to be in office as the Chief Executive Officer as of the date of the relevant meeting, the Company shall not be required to nominate such person and may instead nominate such person, if any, who is expected to be serving as Chief Executive Officer (or interim Chief Executive Officer) as of the date of such meeting (the “CEO Director Nominee”). Notwithstanding anything to the contrary contained in this Section 2.2(a), no party shall have the right to nominate any director, and the Company shall not be required to take any action to cause any such person to be nominated, if and to the extent such nominee would result, assuming all such nominees are elected as members of the Board, in a number of directors nominated by such party to exceed the number of directors that such party is then entitled to nominate for membership on the Board of Directors pursuant to this Section 2.2(a). At and following the date hereof, each of the Stockholders, severally and not jointly, agrees with the Company to take all Necessary Action to cause the foregoing directors to be divided into three (3) classes of directors, with each class serving for staggered three (3) year-terms until the second annual meeting of stockholders after the date on which the EQT Stockholders, CPPIB Stockholders, and Bain Stockholders collectively Beneficially Own less than fifteen percent (15%) in voting power of the then-outstanding shares of Common Stock of the Company entitled to vote generally in the election of directors, and (A) one (1) EQT Director Nominee, initially Ethan Waxman, the CPPIB Director Nominee, initially Samuel Blaichman, and two (2) Independent Director Nominees, initially Priscilla Hung and Vivian Riefberg, as Class I directors, (B) the Bain Director Nominee, initially Paul Moskowitz, and two (2) Independent Director Nominees, initially John Driscoll and Rob DeMichiei, as Class II directors, and (C) one (1) EQT Director Nominee, initially Eric Liu, the CEO Director Nominee, and one (1) Independent Director Nominee, initially Heidi Miller, as Class III directors; provided that, in the event that the EQT Stockholders have the right to nominate only one (1) director pursuant to clause (b) of this Section 2.2, such EQT Director Nominee shall serve as either a Class I or a Class III director, and in the event that the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders no longer have the right to nominate any director pursuant to clause (b), (c), or (d), respectively, of this Section 2.2, the foregoing shall not apply with respect to such stockholder. The initial term of the Class I directors shall expire immediately following the Company’s 2024 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following the Company’s 2025 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following the Company’s 2026 annual meeting at which directors are elected. Notwithstanding anything to the contrary contained in this Section 2.2(a), no party shall have the right to nominate any director, and the Company shall not be required to take any action to cause any such person to be nominated, if and to the extent such nominee would result, assuming all such nominees are elected as members of the Board, in a number of directors nominated by such party to exceed the number of directors that such party is then entitled to nominate for membership on the Board of Directors pursuant to this Section 2.2(a).

(b)           EQT Stockholders Representation. The Company shall take all Necessary Action to include in the slate of nominees recommended by the Company for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the EQT Stockholders that, if elected, will result in the EQT Stockholders having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the EQT Stockholders as a Percentage of the then-outstanding Common Stock of the Company	Number of EQT Director Nominees
30% or greater	2
5% or greater, but less than 30%	1
Less than 5%	0

For so long as the Board is divided into three classes, the Company agrees to take all Necessary Action to apportion the EQT Director Nominees among such classes so as to maintain the proportion of the EQT Director Nominees in each class as nearly as possible to the relative apportionment of the EQT Director Nominees among the classes as contemplated in Section 2.2(a).

(c)           CPPIB Stockholders Representation. The Company shall take all Necessary Action to include in the slate of nominees recommended by the Company for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the CPPIB Stockholders that, if elected, will result in the CPPIB Stockholders having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the CPPIB Stockholders as a Percentage of the then-outstanding Common Stock of the Company	Number of CPPIB Director Nominees
5% or greater	1
Less than 5%	0

(d)           Bain Stockholders Representation. The Company shall take all Necessary Action to include in the slate of nominees recommended by the Company for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the Bain Stockholders that, if elected, will result in the Bain Stockholders having a number of directors serving on the Board as shown below:

Common Stock Beneficially Owned by the Bain Stockholders as a Percentage of the then-outstanding Common Stock of the Company	Number of Bain Director Nominees
5% or greater	1
Less than 5%	0

(e)           Independent Director Nominees. The Company shall take all Necessary Action to include in the slate of nominees recommended by the Company for election as directors at the first applicable annual or special meeting of stockholders at which directors are to be elected, John Driscoll, Rob DeMichiei, Priscilla Hung, Heidi Miller, and Vivian Riefberg, three (3) of whom will satisfy the audit committee independence requirements of the The Nasdaq Global Select Market. For the avoidance of doubt, it is understood and agreed that, following the initial term of each of the foregoing Independent Director Nominees, the five (5) Independent Director Nominees shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board.

(f)           Decrease in Directors. Upon any decrease in the number of directors that the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as applicable, are entitled to designate for nomination to the Board pursuant to Section 2.2(b), Section 2.2(c), or Section 2.2(d), the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as applicable, shall take all Necessary Action to cause the appropriate number of EQT Director Nominees, the CPPIB Director Nominee, or the Bain Director Nominee, as applicable, to offer to tender their resignation at least sixty (60) days prior to the expected date of the Company’s next annual meeting of stockholders for which the Company has not yet proposed a slate of directors; provided, that, for the avoidance of doubt, such resignation may be made effective as of the last day of the then-current term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination an EQT Director Nominee, a CPPIB Director Nominee, or a Bain Director Nominee that has tendered his or her resignation pursuant to this Section 2.2(f) so long, in each case, as such recommendation by the Nominating and Corporate Governance Committee is made unanimously by its members.

(g)           Removal; Vacancies. The EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as applicable, shall have the exclusive right to (i) remove without cause their respective nominees from the Board (and, notwithstanding anything to the contrary set forth herein or otherwise, (x) any such director may be removed with or without cause, and (y) for so long as the EQT Stockholders, the CPPIB Stockholders or the Bain Stockholders have the right to nominate their respective directors, the shares of Common Stock held by the EQT Stockholders, the CPPIB Stockholders, and the Bain Stockholders, as applicable, shall be the only shares entitled to vote on the removal without cause of any of their respective nominees, and the shares of Common Stock owned by any holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights on such matter), and the Company shall take all Necessary Action to facilitate the removal of any such nominee from the Board at the request of the applicable party and (ii) appoint to the Board a director to fill any vacancy created by reason of death, removal, or resignation of their respective nominees to the Board (and the Company shall take all Necessary Action to facilitate the appointment of the person designated by the applicable party to fill any such vacancy). Notwithstanding anything to the contrary contained in this Section 2.2(g), no party shall have the right to designate a replacement director to fill any vacancy, and the Company shall not be required to take any action to cause any such vacancy to be filled, if and to the extent that the appointment of a designee by a party to the Board would result in a number of directors nominated or designated by such party and then serving on the Board exceeding the number of directors that such party is then entitled to nominate for membership on the Board pursuant to this Agreement. Each of the EQT Stockholders, the CPPIB Stockholders, and the Bain Stockholders agrees, severally and not jointly, with the Company, not to take action to remove any director nominee of another party from office unless such removal is for cause or if the applicable party is no longer entitled to nominate such director pursuant to this Section 2.2.

(h)           Chairperson. For so long as the EQT Stockholders continue to Beneficially Own at least twenty percent (20%) or more of the then-outstanding Common Stock of the Company, the EQT Stockholders shall have the right to nominate, designate, and remove the chairperson of the Board, subject to CPPIB Consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, that no person shall be qualified to serve as chairperson of the Board unless such person is an Independent Director Nominee appointed pursuant to Section 2.2(e). The initial chairperson of the Board shall be John Driscoll.

(i)           Committees. In accordance with the Company’s organizational documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation, and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. The initial members of the Audit Committee shall be Rob DeMichiei, who shall be chairperson of such committee, Heidi Miller, Paul Moskowitz, and Vivian Riefberg. The initial members of the Compensation Committee shall be Heidi Miller, who shall be chairperson of such committee, Samuel Blaichman, John Driscoll, and Eric Liu. The initial members of the Nominating and Corporate Governance Committee shall be Eric Liu, who shall be chairperson of such committee, Samuel Blaichman, and John Driscoll. Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the EQT Stockholders, the CPPIB Stockholders, and the Bain Stockholders collectively Beneficially Own Common Stock representing at least five percent (5%) of then-outstanding Common Stock of the Company, (i) the Bain Stockholders shall have the power to appoint the Bain Director Nominee to serve on the Audit Committee, (ii) the CPPIB Stockholder shall have the power to appoint the CPPIB Director Nominee to serve on each of the Compensation Committee and the Nominating and Corporate Governance Committee, (iii) the EQT Stockholders shall have the power to appoint one (1) EQT Director Nominee to serve on the Compensation Committee and the Nominating and Corporate Governance Committee; provided, that (x) the foregoing shall not be deemed to limit the power of the Board to appoint any person to any committee of the Board and (y) the power of the Bain Stockholders to appoint the Bain Director Nominee to serve on the Audit Committee shall cease after the one (1)-year anniversary of the consummation of an initial Public Offering to the extent the Bain Stockholders collectively Beneficially Own at least ten percent (10%) of then-outstanding Common Stock of the Company on such date; provided, further that, in the event that the EQT Stockholders have the right to nominate only one (1) director pursuant to Section 2.2(a) or 2.2(b) of this agreement, the EQT Stockholders shall only have the power to cause the EQT Director Nominee to serve on either the Compensation Committee or the Nominating and Corporate Governance Committee, as chosen by the EQT Stockholders at their option, and in the event that the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders no longer have the right to nominate any director pursuant to this Section 2.2, the powers of the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as applicable, to make the appointments as provided in this Section 2.2(i) shall cease.

(j)           CPPIB Board Observer. For so long as the CPPIB Stockholders Beneficially Own Common Stock representing ten percent (10%) or more of the then-outstanding Common Stock of the Company, the CPPIB Stockholders shall have the right to collectively appoint one (1) non-voting board observer (the “CPPIB Board Observer”). The CPPIB Board Observer shall have the right to (i) attend all meetings of the Board in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents, and other materials that the Company provides to the Board in the same manner as such materials are provided to the Board; provided, that, (x) the CPPIB Stockholders’ right to appoint the CPPIB Board Observer is non-transferable and shall automatically be terminated without any further action required in the event the CPPIB Stockholders’ aggregate Beneficially Ownership falls below ten percent (10%) of the then-outstanding Common Stock of the Company, (y) the CPPIB Board Observer shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and the CPPIB Board Observer's presence or absence at any meeting of the Board will not be relevant for purposes of determining whether there is a quorum, and (z) the Company may withhold information or materials from the CPPIB Board Observer and exclude the CPPIB Board Observer from any executive sessions and/or all or any portion of any meeting or discussion of the Board, in each case of this clause (z), if the Board determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would (A) adversely affect the attorney-client privilege between the Company and its counsel, (B) adversely affect the Company or its Affiliates under governmental regulations or other applicable laws, (C) be in contravention of any agreement or arrangement with any governmental authority, or (D) result in a conflict of interest. The Company shall use reasonable best efforts to provide virtual access to any meeting of the Board for the CPPIB Board Observer. The CPPIB Board Observer shall be subject to the same obligations as the members of the Board with respect to confidentiality and conflicts of interest (and shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by the Company). The CPPIB Stockholders may appoint one (1) alternate, who may attend any meetings of the Board, which the CPPIB Board Observer is unable to attend; provided, that at any such meeting, such alternate will be considered the CPPIB Board Observer for all purposes under this Agreement.

(k)           Subsidiary Boards. The composition of the boards of directors and committees of all Subsidiaries of the Company shall be as determined by the Board; provided, that if any representatives of the EQT Stockholders (including any EQT Director Nominees) serve on such boards or committees of a Subsidiary of the Company, the CPPIB Stockholders and the Bain Stockholders shall have, and the Company shall take all Necessary Action to give effect to, the rights with respect to any such Subsidiary as are applicable to the Company under this Section 2.2 in respect of the appointment of a number of Stockholder Nominees to the board of directors of such Subsidiary or committee thereof such that the board of directors of such Subsidiary or committee thereof reflects, to the maximum extent possible, the composition of the Board and its committees required under this Section 2.2.

2.3           Confidentiality. Each Stockholder shall maintain the confidentiality of any confidential and proprietary information of the Company and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except that such Proprietary Information may be disclosed (i) by a Stockholder to its Affiliates and their respective directors, managers, officers, employees, and authorized representatives (including attorneys, accountants, consultants, bankers, and financial advisors of such Stockholders or its Affiliates) (collectively, “Representatives”) who need to be provided such Proprietary Information to assist such Stockholder in evaluating or reviewing its investment in securities of the Company; provided, that each of such Representatives shall be deemed to be bound by the provisions of this Section 2.3 and such Stockholder shall be responsible for any breach of this Section 2.3 by its Representatives, (ii) by any EQT Stockholder, CPPIB Stockholder or Bain Stockholder to prospective Permitted Transferees of such Stockholder or the current or prospective lenders, partners, members, or other investors of such Stockholder (or any direct or indirect investor in such Stockholder) or former partners, members, or other investors who retained an economic interest in such Stockholder (or in such investor) to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective, or former investors or equity holders in respect of investments made thereby, including in connection with the disposition thereof; provided, that such Stockholder shall be responsible to the Company for any breach of such agreement or obligation by any such partner, member, or other investor, (iii) by a Stockholder to any potential Permitted Transferee that agrees to be bound by the provisions of this Section 2.3 or a confidentiality agreement having restrictions substantially similar to this Section 2.3, and such Stockholder shall be responsible for any breach of this provision or such confidentiality agreement by any such Person, (iv) by any Stockholder or Representative to the extent that the Stockholder or its Representative has received advice from its counsel that it is legally compelled to do so or is required to do so pursuant to a subpoena or other order from a court of competent jurisdiction or other applicable law, rule, regulation, legal, or judicial process or audit or inquiries by a regulator, bank examiner, or self-regulatory organization (collectively, “Law”); provided, that prior to making such disclosure, the Stockholder or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Proprietary Information to the extent permitted by Law, including providing prior written notice to and consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, however, that the Stockholder or Representative, as the case may be, discloses only that portion of the Proprietary Information as is, based on the advice of its counsel, legally required, (v) by any Stockholder or Representative in connection with any audit or any examination by a regulator, bank examiner, or self-regulatory organization with regulatory oversight over such Stockholder or Representative; provided, that such audit or examination is not specifically directed primarily at the Company, any of its Subsidiaries or the Proprietary Information, (vi) by any Stockholder for any Proprietary Information which is publicly available (other than as a result of dissemination by such Stockholder in breach of this Agreement) or a matter of public knowledge generally or (vii) by any Stockholder for Proprietary Information that was known to such Stockholder on a non-confidential basis, without, to such Stockholders’ knowledge, breach of any confidentiality obligations to the Company or its Affiliates in respect thereof, prior to its disclosure by the Company or its Affiliates. For the avoidance of doubt, any Stockholder Nominee and/or CPPIB Board Observer may disclose to the Institutional Investor that nominated or appointed such Person pursuant to this Agreement and such Person’s and their relevant directors, officers, and employees and external compliance, legal, accounting, and tax advisors, any and all information received or observed by him or her in his or her capacity as a Stockholder Nominee and/or CPPIB Board Observer; provided, that no such disclosure shall be permitted to the extent it adversely affects the attorney-client privilege.

ARTICLE III

INDEMNIFICATION AND REIMBURSEMENT

3.1           Indemnification of Institutional Stockholders.

(a)           The Company will, and will cause its Subsidiaries to, jointly and severally, indemnify, exonerate, and hold the Institutional Stockholders and each of their respective partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees, and agents and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees, and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all liabilities, losses, damages, and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration, or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) such Institutional Stockholder’s or its Affiliates’ ownership of Shares or such Institutional Stockholder’s or its Affiliates’ control or ability to influence the Company or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Agreement or any other agreement by such Indemnitee or its Affiliates or other related Persons, or the breach of any fiduciary or other duty or obligation of such Indemnitee to its direct or indirect equity holders, creditors, or Affiliates or (y) to the extent such control or the ability to control the Company or any of its Subsidiaries derives from such Stockholder’s or its Affiliates’ capacity as an officer or director of the Company or any of its Subsidiaries) or (ii) the business, operations, properties, assets, or other rights or liabilities of the Company or any of its Subsidiaries; provided, however, that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company will, and will cause its Subsidiaries to, jointly and severally make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 3.1, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.

(b)           The Company will, and will cause its Subsidiaries to, jointly and severally, reimburse any Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Indemnitee would be entitled to indemnification under the terms of this ARTICLE III, or any action or proceeding arising therefrom, whether or not such Indemnitee is a party thereto. The Company and its Subsidiaries, in the defense of any Action for which an Indemnitee would be entitled to indemnification under the terms of this ARTICLE III, may, without the consent of such Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee, and provided that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by the Company or its Subsidiaries.

(c)           The Company acknowledges and agrees that it shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law, as amended, (ii) the certificate of incorporation or similar organizational documents, as amended, of the Company, (iii) the bylaws or similar organizational documents, as amended, of the Company, (iv) any director or officer indemnification agreement, (v) this Agreement, (vi) any other agreement between the Company or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (vii) the laws of the jurisdiction of incorporation or organization of any Controlled Entity, and/or (viii) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity (clauses (i) through (viii), collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and/or any Controlled Entity, as applicable, and (z) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and Indemnitees agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 3.1(c), entitled to enforce this Section 3.1(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 3.1(c) as though each such Controlled Entity was a party to this Agreement. For purposes of this Section 3.1(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (1) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(d)           The rights of any Indemnitee to indemnification pursuant to this Section 3.1 will be in addition to any other rights any such Person may have under any other Section of this Agreement or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation or bylaws of the Company, any newly formed direct or indirect parent or any direct or indirect Subsidiary or investment holding vehicle with respect to any of the foregoing.

(e)           The Company shall obtain and maintain in effect at all times directors’ and officers’ liability insurance that, for so long as the EQT Stockholders, CPPIB Stockholders, and/or Bain Stockholders are entitled to designate any EQT Director Nominees, the CPPIB Director Nominee, and/or the Bain Director Nominee pursuant to Section 2.2(a), is reasonably satisfactory to the EQT Stockholders.

3.2           Reimbursement of Expenses.

(a)           The Company will pay directly or reimburse, or cause to be paid directly or reimbursed, the actual and reasonable out-of-pocket costs and expenses incurred by the EQT Director Nominees, the CPPIB Director Nominee, the CPPIB Board Observer, and the Bain Director Nominee hereunder in connection with each such EQT Director Nominee’s, CPPIB Director Nominee’s, CPPIB Board Observer’s and Bain Director Nominee’s board service (including travel).

(b)           All payments or reimbursement for such costs and expenses pursuant to this Section 3.2 will be made by wire transfer in same-day funds to the bank account designated by such EQT Director Nominee, such CPPIB Director Nominee, such CPPIB Board Observer, or such Bain Director Nominee promptly upon or as soon as practicable following request for reimbursement; provided, however, that such EQT Director Nominee, CPPIB Director Nominee, CPPIB Board Observer, or Bain Director Nominee, as applicable, has provided the Company with such supporting documentation reasonably requested by the Company.

(c)           For the avoidance of doubt, none of the EQT Director Nominees, the CPPIB Director Nominee, CPPIB Board Observer, and the Bain Director Nominee shall receive any compensation for their role as director of the Company, other than as provided for in this Section 3.2.

ARTICLE IV

MISCELLANEOUS

4.1           Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. In the event of a breach of any material provision of this Agreement, the aggrieved party will be entitled to institute and prosecute a proceeding to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement. Without limiting the foregoing, if any dispute arises concerning the Transfer of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith (including, without limitation, restraining the Transfer of such Shares or rescinding any such Transfer). Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

4.2           Entire Agreement; Amendment; Waiver. This Agreement, together with the Exhibits, Annexes, and Schedules hereto and the Registration Rights Agreement, sets forth the entire understanding of the parties, and as of the date hereof supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof and thereof. The applicable Exhibits, Annexes, and/or Schedules hereto may be amended to reflect changes in the composition of the Stockholders as a result of Permitted Transfers, Transfers permitted under ARTICLE II, exercise of Options, or additional Stockholders due to issuances of additional securities by the Company or its Subsidiaries. Amendments to the applicable Exhibits, Annexes, and/or Schedules hereto reflecting Permitted Transfers or Transfers permitted under ARTICLE II or to reflect additional Stockholders due to issuances of additional securities by the Company pursuant to Section 4.12 or the exercise of Options shall become effective when a Joinder Agreement as executed by any new transferee or recipient of newly issued securities of the Company or its Subsidiaries is filed with the Company as provided for in Section 4.12. This Agreement may be amended, modified, supplemented, restated, waived, or terminated only upon EQT Consent, so long as it has the right to nominate the CPPIB Director Nominee, CPPIB Consent and, so long as it has the right to nominate the Bain Director Nominee, Bain Consent; provided, that any such amendment, modification, supplement, restatement, waiver, or termination which would have a material and disproportionate adverse effect on any Non-EQT Institutional Stockholder or Individual Stockholder as compared to the effect on the EQT Stockholders shall also require the written consent of the Non-EQT Institutional Stockholders and the Individual Stockholders holding a majority of the Shares held collectively by the Non-EQT Institutional Stockholders and the Individual Stockholders that are so affected; provided, further, that, in the event the EQT Stockholders no longer hold any Shares, this Agreement may be amended, modified, supplemented, restated, waived or terminated with the written consent of (a) the Company, (b) the Stockholders holding a majority of the Shares held by the Stockholders, (c) so long as it has the right to nominate the CPPIB Director Nominee, CPPIB Consent, and (d) so long as it has the right to nominate the Bain Director Nominee, Bain Consent. Notwithstanding any provisions to the contrary contained herein, any party may waive any rights with respect to which such party is entitled to benefits under this Agreement. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof.

4.3           Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.4           Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections, and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) when transmitted via email (including via attached pdf document) to the email address set out below or on Exhibit A if the sender on the same day sends a confirming copy of such notice by a recognized delivery service (charges prepaid) or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective parties, as applicable, at the address, facsimile number or email address set forth below or on Exhibit A hereto, as applicable (or such other address, facsimile number or email address as any Stockholder may specify by notice to the Company in accordance with this Section 4.4):

(a)           For notices and communications to the Company, to:

Waystar Holding Corp.
888 W. Market Street

Louisville, Kentucky 40202
Attention:          Matthew R.A. Heiman

Email:                 matthew.heiman@waystar.com

with a copy to (which shall not constitute actual or constructive notice):

Simpson Thacher & Bartlett LLP
2475 Hanover Street

Palo Alto, CA 94304

Attention:         Robert Langdon

   William B. Brentani

   Mark Myott

Email:                 robert.langdon@stblaw.com

    wbrentani@stblaw.com

    mark.myott@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Michael T. Holick

   Hui Lin

Email:                 mholick@stblaw.com

   hui.lin@stblaw.com

(b)           for notices and communications to the EQT Stockholders, to their respective addresses set forth in Exhibit A, with a copy to (which shall not constitute actual or constructive notice):

Simpson Thacher & Bartlett LLP
2475 Hanover Street

Palo Alto, CA 94304

Attention:         Robert Langdon

   William B. Brentani

   Mark Myott

Email:                 robert.langdon@stblaw.com

   wbrentani@stblaw.com

   mark.myott@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Michael T. Holick

   Hui Lin

Email:                 mholick@stblaw.com

    hui.lin@stblaw.com

(c)           for notices and communications to the CPPIB Stockholders, the Bain Stockholders, the Other Institutional Stockholders, the Director Stockholders, the Employee Stockholders or the Additional Stockholders, to their respective addresses set forth in Exhibit A.

By notice complying with the foregoing provisions of this Section 4.4, each party shall have the right to change the mailing address for future notices and communications to such party.

4.5           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that no right or obligation under this Agreement may be assigned except as expressly provided herein (including in connection with a Transfer of Shares in accordance herewith), it being understood that (i) the Company’s rights hereunder may be assigned by the Company to any corporation which is the surviving entity in a merger, consolidation or like event involving the Company and (ii) the rights of the Stockholders shall be automatically assigned with respect to any Share that is Transferred to a Permitted Transferee thereof; provided, that such Permitted Transferee executes a counterpart to this Agreement and becomes bound to the provisions hereof.

4.6           Governing Law. All matters relating to the interpretation, construction, validity, and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

4.7           Termination. Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Stockholder or any transferee of Shares, the provisions of ARTICLE II (other than Section 2.1, 2.2(a), 2.2(b), 2.2(c), 2.2(d), and Section 2.3) shall terminate as to such Stockholder or transferee, when, pursuant to and in accordance with this Agreement, such Stockholder or transferee, as the case may be, no longer owns any Shares; provided, that termination pursuant to this Section 4.7 shall only occur in respect of a Stockholder after all Permitted Transferees in respect thereof also no longer own any Shares.

4.8           Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

4.9           Action Necessary to Effectuate the Agreement. The parties hereto agree to take or cause to be taken all such corporate and other action as may be reasonably necessary to effect the intent and purposes of this Agreement; provided, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable law.

4.10           Purchase for Investment; Legend on Certificate. Each of the Stockholders acknowledges that all of the Shares held by such Stockholder are being (or have been) acquired for investment and not with a view to the distribution thereof and that no transfer, hypothecation or assignment of such Shares may be made except in compliance with applicable federal and state securities laws.

(a)           Unless Section 4.10(b) applies, each certificate (or book entry share) evidencing Shares owned by a Stockholder and which are subject to the terms of this Agreement shall bear the following legend, either as an endorsement or stamped or printed, thereon, or in a notice to the Stockholder or transferee:

“The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel reasonably satisfactory to the Company and its counsel that such registration is not required.”

“The securities represented by this Certificate are subject to the terms and conditions, including certain restrictions on transfer, of a Stockholders Agreement, dated as of [●], 2024, as amended and/or restated from time to time, and none of such securities, or any interest therein, shall be transferred, pledged, encumbered or otherwise disposed of except as provided in that Stockholders Agreement. A copy of the Stockholders Agreement is on file with the Secretary of the Company and will be mailed to any properly interested person without charge within five (5) business days after receipt of a written request.”

(b)           Each certificate (or book entry share) evidencing Shares owned by a Stockholder issued in a transaction registered under the 1933 Act and which are subject to the terms of this Agreement shall bear the following legend, either as an endorsement or stamped or printed, thereon, or in a notice to the Stockholder or transferee:

“The securities represented by this Certificate are subject to the terms and conditions, including certain restrictions on transfer, of a Stockholders Agreement, dated as of [●], 2024, as amended and/or restated from time to time, and none of such securities, or any interest therein, shall be transferred, pledged, encumbered or otherwise disposed of except as provided in that Stockholders Agreement. A copy of the Stockholders Agreement is on file with the Secretary of the Company and will be mailed to any properly interested person without charge within five (5) business days after receipt of a written request.”

All shares shall also bear all legends required by federal and state securities laws. The legends set forth in this Section 4.10 shall be removed at the expense of the Company at the request of a Stockholder at any time when they have ceased to be applicable (it being understood that the restriction referred to in the second paragraph of Section 4.10(a) and in the legend in Section 4.10(b) shall cease and terminate only when the provisions of ARTICLE II hereof cease to be applicable to any such Shares).

4.11           Effectiveness of Transfers. All Shares Transferred by a Stockholder (other than pursuant to an effective registration statement under the 1933 Act or pursuant to any distribution of Shares by an Institutional Stockholder to its partners, members or other investors after an initial Public Offering) shall, except as otherwise expressly stated herein, be held by the transferee thereof subject to this Agreement. Such transferee shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the transferor Stockholder under this Agreement (as though such party had so agreed pursuant to Section 4.12) automatically and without requiring any further act by such transferee or by any parties to this Agreement. Without affecting the preceding sentence, if such transferee is not a Stockholder on the date of such Transfer, then such transferee, as a condition to such Transfer, shall confirm such transferee’s obligations hereunder in accordance with Section 4.12. No Transfer of Shares by a Stockholder shall be registered on the Company’s books and records, and such Transfer of Shares shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

4.12           Additional Stockholders. Subject to the restrictions on Transfers of Shares contained herein, any Person who is not already a Stockholder acquiring Shares from a Stockholder (other than pursuant to an effective registration statement under the 1933 Act or pursuant to any distribution of Shares by an Institutional Stockholder to its partners, members or other investors after an initial Public Offering), shall, on or before the Transfer of such Shares, sign a Joinder Agreement and deliver such agreement to the Company, and shall thereby become a party to this Agreement to be bound hereunder as (i) an EQT Stockholder if a Permitted Transferee (other than the Company, or a CPPIB Stockholder, a Bain Stockholder, Other Institutional Stockholder, Director Stockholder, or Employee Stockholder) of an EQT Stockholder, (ii) a CPPIB Stockholder if a Permitted Transferee (other than the Company, or an EQT Stockholder, a Bain Stockholder, Other Institutional Stockholder, Director Stockholder, or Employee Stockholder) of a CPPIB Stockholder, (iii) a Bain Stockholder if a Permitted Transferee (other than the Company, or an EQT Stockholder, a CPPIB Stockholder, Other Institutional Stockholder, Director Stockholder, or Employee Stockholder) of an Bain Stockholder, (iv) an Other Institutional Stockholder if a Permitted Transferee (other than the Company, or an EQT Stockholder, a CPPIB Stockholder, a Bain Stockholder, Director Stockholder, or Employee Stockholder) of an Other Institutional Stockholder, (v) a Director Stockholder if a Permitted Transferee (other than the Company, or an EQT Stockholder, a CPPIB Stockholder, a Bain Stockholder, Director Stockholder, or Employee Stockholder) of a Director Stockholder, (vi) an Employee Stockholder if a Permitted Transferee (other than the Company, or an EQT Stockholder, a CPPIB Stockholder, a Bain Stockholder, Director Stockholder, or Employee Stockholder) of an Employee Stockholder, or (vii) an Additional Stockholder if such Person (other than the Company, or an EQT Stockholder, a CPPIB Stockholder, a Bain Stockholder, Other Institutional Stockholder, Director Stockholder, or Employee Stockholder) does not fall within clause (i), (ii), (iii), (iv), (v), or (vi) above. Each such additional Stockholder shall be listed on Exhibit A, as amended from time to time.

4.13           Other Business Opportunities.

(a)           Except as otherwise provided in the Company’s certificate of incorporation or bylaws, the parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Institutional Stockholders (in each case, including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective affiliated Investment Funds or Affiliates have made a debt or equity investment (and vice versa), and (C) their respective limited partners, non-managing members or other similar direct or indirect investors) and each Stockholder Nominee has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or deemed to be competing with the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director, or shareholder of any other Person, with no obligation to offer to the Company or any of its Subsidiaries the right to participate therein; (ii) each of the Institutional Stockholders (in each case, including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective affiliated Investment Funds or Affiliates have made a debt or equity investment (and vice versa), and (C) their respective limited partners, non-managing members, or other similar direct or indirect investors) and each Stockholder Nominee may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries; and (iii) in the event that any of the Institutional Stockholders (in each case, including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective affiliated Investment Funds or Affiliates have made a debt or equity investment (and vice versa), and (C) their respective limited partners, non-managing members, or other similar direct or indirect investors) or any Stockholder Nominee acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual, or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries for breach of any duty (fiduciary, contractual, or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries. For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Company or any of its Subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b)           The Company, each of its Subsidiaries hereby, to the fullest extent permitted by applicable law:

(i)            confirms that no Institutional Stockholder nor any of its Affiliates has any duty to the Company or any of its Subsidiaries other than the specific covenants and agreements set forth in this Agreement;

(ii)           acknowledges and agrees that (A) in the event of any conflict of interest between the Company or any of its Subsidiaries, on the one hand, and any Institutional Stockholder or any of its Affiliates, on the other hand, such Institutional Stockholder or any of its Affiliates (and any Stockholder Nominee) may act in its best interest and (B) none of the Institutional Stockholders nor any of their respective Affiliates (or any Stockholder Nominee), shall be obligated (1) to reveal to the Company or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a Stockholder or director, as the case may be, that prefers the interest of the Company or its Subsidiaries over the interest of such Person; and

(iii)           waives any claim or cause of action against any of the Institutional Stockholders, any Stockholder Nominee, and any officer, employee, agent, or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 4.13(b)(i) or Section 4.13(b)(ii).

(c)           Each of the parties hereto agrees that the waivers, limitations, acknowledgments, and agreements set forth in this Section 4.13 shall not apply to any alleged claim or cause of action against any Institutional Stockholder based upon the breach or nonperformance by such Institutional Stockholder of this Agreement or any other agreement to which such Person is a party.

(d)           The provisions of this Section 4.13, to the extent that they restrict the duties and liabilities of any of the Institutional Stockholders or any Stockholder Nominee otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Institutional Stockholders or any such Stockholder Nominee to the fullest extent permitted by applicable law.

4.14          No Waiver. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party’s rights, powers, and remedies. No single or partial exercise of any rights, powers, or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

4.15          Costs and Expenses. Except as provided in Section 3.2, each party shall pay its own costs and expenses incurred in connection with this Agreement, and any and all other documents furnished pursuant hereto or in connection herewith.

4.16           Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

4.17           Headings. All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

4.18           Third Party Beneficiaries. Except as provided in Section 4.13 and Section 3.1, nothing in this Agreement is intended or shall be construed to entitle any Person other than the Company and the Stockholders to any claim, cause of action, right, or remedy of any kind.

4.19           Consent to Jurisdiction. The Company and each of the Stockholders, by its, his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. The Company and each of the Stockholders hereby consent, to the fullest extent permitted by law, to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.4 is reasonably calculated to give actual notice.

4.20           WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.20 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.20 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.21           Representations and Warranties. Each of the Stockholders executing this Agreement hereby represents and warrants severally and not jointly to each of the other Stockholders and to the Company on the date hereof (and in respect of Persons who become a party to this Agreement after the date hereof, such Stockholder hereby represents and warrants to each of the other Stockholders and the Company on the date of its execution of a Joinder Agreement) as follows:

(a)           Such Stockholder, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted. Such Stockholder has the full power, authority, and legal right to execute, deliver, and perform this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes its, his, or her legal, valid and binding obligation, enforceable against it, him, or her in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally.

(b)           The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its, his, or her obligations hereunder by such Stockholder does not and will not violate (i) in the case of parties who are not individuals, any provision of its organizational or constituent documents, (ii) any provision of any material agreement to which it, he, or she is a party or by which it, he, or she is bound, or (iii) any law, rule, regulation, judgment, order, or decree to which it, he, or she is subject. No notice, consent, waiver, approval, authorization, exemption, registration, license, or declaration is required to be made or obtained by such Stockholder in connection with the execution, delivery, or enforceability of this Agreement.

(c)           Such Stockholder is not currently in violation of any law, rule, regulation, judgment, order, or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Stockholder’s ability to enter into this Agreement or to perform its, his, or her obligations hereunder. There is no pending legal action, suit, or proceeding that would materially and adversely affect the ability of such Stockholder to enter into this Agreement or to perform its, his, or her obligations hereunder.

(d)           If such Stockholder is an individual and married, he or she has delivered to the Company a duly executed copy of a Spousal Consent in the form attached hereto as Annex II (a “Spousal Consent”).

4.22           Consents, Approvals and Actions.

(a)           If any consent, approval, or action of the EQT Stockholders is required at any time pursuant to this Agreement, such consent, approval, or action shall be deemed given if the holders of a majority of the Shares held by the EQT Stockholders at such time provide such consent, approval, or action in writing at such time.

(b)           If any consent, approval, or action of the CPPIB Stockholders is required at any time pursuant to this Agreement, such consent, approval, or action shall be deemed given if the holders of a majority of the Shares held by the CPPIB Stockholders at such time provide such consent, approval, or action in writing at such time.

(c)           If any consent, approval, or action of the Bain Stockholders is required at any time pursuant to this Agreement, such consent, approval, or action shall be deemed given if the holders of a majority of the Shares held by the Bain Stockholders at such time provide such consent, approval, or action in writing at such time.

(d)           If any consent, approval, or action of the Other Institutional Stockholders is required at any time pursuant to this Agreement, such consent, approval, or action shall be deemed given if the holders of a majority of the Shares held by the Other Institutional Stockholders at such time provide such consent, approval, or action in writing at such time.

(e)           If any consent, approval, or action of the Director Stockholders is required at any time pursuant to this Agreement, such consent, approval, or action shall be deemed given if the holders of a majority of the Shares held by the Director Stockholders at such time provide such consent, approval, or action in writing at such time.

(f)           If any consent, approval, or action of the Employee Stockholders is required at any time pursuant to this Agreement, such consent, approval, or action shall be deemed given if the holders of a majority of the Shares held by the Employee Stockholders at such time provide such consent, approval, or action in writing at such time.

(g)           If any consent, approval, or action of the EQT Stockholders, the CPPIB Stockholders, the Bain Stockholders, the Other Institutional Stockholders, the Director Stockholders, or the Employee Stockholders is required at any time pursuant to this Agreement, such consent, approval, or action shall be deemed given if the EQT Stockholders, the CPPIB Stockholders, the Bain Stockholders, the Other Institutional Stockholders, the Director Stockholders, or the Employee Stockholders, as applicable, fail to respond within five (5) business days of notice of the event or undertaking requiring such consent, approval, or action.

(h)           For purposes of clarity, the operation of this Section 4.22 shall not deprive any of the EQT Stockholders, the CPPIB Stockholders, and/or the Bain Stockholders, as applicable, of their respective rights to nominate directors pursuant to Section 2.2.

4.23           No Third Party Liabilities. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto, as applicable; and no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such party or any of its Investment Fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney, or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless a party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

4.24           Aggregation of Securities. All securities held by an Institutional Stockholder and its respective Permitted Transferees shall be aggregated together for purposes of determining the rights or obligations of such Institutional Stockholder, respectively, or the application of any restrictions to any such Institutional Stockholder, respectively, under this Agreement in which such right, obligation, or restriction is determined by any ownership threshold. An Institutional Stockholder, in each case, may allocate the ability to exercise any rights of such Institutional Stockholder, respectively, under this Agreement in any manner among such Institutional Stockholder and its Permitted Transferees, respectively, that such Institutional Stockholder sees fit.

4.25           Independent Nature of Stockholders’ Obligations and Rights. Each Stockholder and the Company agrees that the arrangements contemplated by this Agreement are not intended to constitute the formation of a “group” (as defined in section 13(d)(3) of the 1934 Act). Each Stockholder agrees that, for purposes of determining beneficial ownership of such Stockholder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Shares owned by the other Stockholders (other than, in the case of each of the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as amongst the Stockholders within such defined group as further set forth in Section 4.24), and the Company agrees to recognize such disclaimer in its 1934 Act and 1933 Act reports. The obligations of each Stockholder under this Agreement are several and not joint with the obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance of the obligations of any other Stockholder under this Agreement. Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the Stockholders as, and the Company acknowledges that the Stockholders do not so constitute, a partnership, an association, a joint venture, or any other kind of group or entity, or create a presumption that the Stockholders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Stockholders are not acting in concert or as a group, and the Company shall not assert any such claim, in each case, with respect to such obligations or the transactions contemplated by this Agreement. The decision of each Stockholder to enter into this Agreement has been made by such Stockholder independently of any other Stockholder. Each Stockholder acknowledges that no other Stockholder has acted as agent for such Stockholder in connection with such Stockholder making its investment in the Company and that no other Stockholder will be acting as agent of such Stockholder in connection with monitoring such Stockholder’s investment in the Shares or enforcing its rights under this Agreement. The Company and each Stockholder confirms that each Stockholder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Stockholder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Stockholder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of the Company, not the action or decision of any Stockholder, and was done solely for the convenience of the Company and its subsidiaries and not because the Company was required to do so by any Stockholder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Stockholder, solely, and not between the Company and the Stockholders collectively and not between and among the Stockholders.

4.26           Effectiveness. This Agreement shall become effective on the day immediately preceding the date on which a registration statement on Form 8-A, or any successor form thereto, with respect to the Common Stock first becomes effective under the 1934 Act. This Agreement shall automatically terminate if the Underwriting Agreement is terminated prior to the completion of the initial Public Offering referenced therein for any reason or the initial Public Offering contemplated by the Underwriting Agreement is not consummated on or before the tenth (10th) business day following the date of this Agreement.

4.27           Structural Restrictions. For the avoidance of doubt, in the event the CPPIB Stockholder is not permitted to directly or indirectly invest in securities of the Company, its Subsidiaries, or any other entity in connection with the Company or its Subsidiaries to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity, then at no time will the CPPIB Stockholder be required to hold in any entity to the extent the CPPIB Stockholder would hold, directly or indirectly, securities of any such entity to which are attached more than thirty percent (30%) of the votes that may be cast to elect or remove the directors (or members of a similar governing body) of such entity; provided, that the Company and the CPPIB Stockholder shall cooperate in good faith to implement a structure to ensure the CPPIB Stockholder does not violate such thirty percent (30%) rule (it being understood that any such structure shall not result in adverse tax or other consequences for the Company, its Subsidiaries, or their shareholders (including any Stockholder)).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE COMPANY:

WAYSTAR HOLDING CORP.

By:
Name: Matthew Hawkins
Title: President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

EQT STOCKHOLDERS:

DERBY LUXCO S.À R.L

By:
Name: Joshua Stone
Title: Manager (gérant)

By:
For and on behalf of EQT Luxembourg Management
S.à r.l acting in its capacity as manager of Derby LuxCo S.à r.l
Name: Willem-Arnoud van Rooyen
Title: Manager

By:
For and on behalf of EQT Luxembourg Management
S.à r.l acting in its capacity as manager of Derby LuxCo S.à r.l
Name: Vilune Mackeviciute
Title: Manager

[Signature Page to Stockholders Agreement]

CPPIB STOCKHOLDERS:

CPP INVESTMENT BOARD (USRE III) INC.

By:
Name:	Sam Blaichman
Title:	Authorized Signatory

By:
Name:	Michael Douglas
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

BAIN STOCKHOLDERS:

BAIN CAPITAL FUND XI, L.P.

By: Bain Capital Partners XI, L.P.
Its: General Partner

By: Bain Capital Investors, LLC
Its: General Partner

By:
Name:	David Humphrey
Title:	Authorized Signatory

BCIP ASSOCIATES IV (US), L.P.

By: Boylston Coinvestors, LLC
Its: General Partner

By:
Name:	David Humphrey
Title:	Authorized Signatory

BCIP ASSOCIATES IV-B (US), L.P.

By: Boylston Coinvestors, LLC
Its: General Partner

By:
Name:	David Humphrey
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

OTHER INSTITUTIONAL STOCKHOLDERS:

FRANCISCO PARTNERS III (CAYMAN), L.P.

By: Francisco Partners GP III (Cayman), L.P.
Its: General Partner

By: Francisco Partners GP III Management (Cayman), Limited
Its: General Partner

By:
Name:
Title:

FRANCISCO PARTNERS PARALLEL FUND III (CAYMAN), L.P.

By: Francisco Partners GP III (Cayman), L.P.
Its: General Partner

By: Francisco Partners GP III Management (Cayman), Limited
Its: General Partner

By:
Name:
Title:

OGEECHEE TECHNOLOGY HOLDINGS, LLC

By:
Name:	Bird Blitch
Title:	Manager

KATHERINE M. DENNY 2012 FAMILY TRUST

By:
Name:	James M. Denny Jr.
Title:	Trustee

[Signature Page to Stockholders Agreement]

DIRECTOR STOCKHOLDERS:

By:
Name: Priscilla Hung

By:
Name: John Driscoll

By:
Name: Robert DeMichiei

By:
Name: Heidi Miller

By:
Name: Vivian Riefberg

[Signature Page to Stockholders Agreement]

EMPLOYEE STOCKHOLDERS:

By:
Name: James Barrese

By:
Name: Steven Oreskovich

By:
Name: Craig Bridge

By:
Name: Matthew Watson

By:
Name: Tracey Weinberg

By:
Name: Todd Woods

By:
Name: Laura Bridge

By:
Name: Darren Hobbs

By:
Name: Susan Staples

By:
Name: Brendan O'Connor

[Signature Page to Stockholders Agreement]

By:
Name: Kenneth Edwards

By:
Name: Chris Jayne

By:
Name: Sean Joyce

[By:
Name: Bird Blitch]

[Signature Page to Stockholders Agreement]

Exhibit A

STOCKHOLDER LIST2

STOCKHOLDERS	ADDRESS
EQT STOCKHOLDERS
Derby Luxco S.à r.l	Derby Luxco S.à r.l c/o EQT Partners Inc. 1114 Avenue of the Americas, 45th Floor New York, NY 10036 Attention: Eric Liu Ethan Waxman Email: Eric.Liu@eqtpartners.com Ethan.Waxman@eqtpartners.com
CPPIB STOCKHOLDERS
CPP Investment Board (USRE III) Inc.	CPP Investment Board (USRE) Inc. c/o CPPIB Equity Investments Inc. One Queen Street East, Suite 2500 Toronto, ON 10036 Attention: Samuel Blaichman Email: sblaichman@cppib.com
BAIN STOCKHOLDERS
Bain Capital Fund XI, L.P.

Bain Capital Fund XI, L.P.

c/o Bain Capital Private Equity, L.P.

200 Clarendon Street

Boston, MA 02116

Attention: Paul Moskowitz; Bryan Curran

Email: pmoskowitz@BainCapital.com; bcurran@BainCapital.com

With a copy to (which shall not constitute actual or constructive notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Christopher R. Elder, P.C.

Email: christopher.elder@kirkland.com

2 Note to Draft: Under ongoing review.

STOCKHOLDERS	ADDRESS
Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sophia Hudson, P.C. Email: sophia.hudson@kirkland.com
BCIP Associates IV (US), L.P.

BCIP Associates IV (US), L.P.

c/o Bain Capital Private Equity, L.P.

200 Clarendon Street

Boston, MA 02116

Attention: Paul Moskowitz; Bryan Curran

Email:        pmoskowitz@BainCapital.com; bcurran@BainCapital.com

With a copy to (which shall not constitute actual or constructive notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Christopher R. Elder, P.C.

Email:       christopher.elder@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Sophia Hudson, P.C.

Email:       sophia.hudson@kirkland.com

BCIP Associates IV-B (US), L.P.

BCIP Associates IV-B (US), L.P.

c/o Bain Capital Private Equity, L.P.

200 Clarendon Street

Boston, MA 02116

Attention: Paul Moskowitz; Bryan Curran

Email:       pmoskowitz@BainCapital.com; bcurran@BainCapital.com

With a copy to (which shall not constitute actual or constructive notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Christopher R. Elder, P.C.

Email:        christopher.elder@kirkland.com

[Signature Page to Stockholders Agreement]

STOCKHOLDERS	ADDRESS
Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Sophia Hudson, P.C. Email: sophia.hudson@kirkland.com
OTHER INSTITUTIONAL STOCKHOLDERS
Francisco Partners III (Cayman), L.P.	Francisco Partners III (Cayman), L.P. One Letterman Drive Building C – Suite 410 San Francisco, CA 94129
Francisco Partners Parallel Fund III (Cayman), L.P.	Francisco Partners Parallel Fund III (Cayman), L.P. One Letterman Drive Building C – Suite 410 San Francisco, CA 94129
Katherine M. Denny 2012 Family Trust	Katherine M. Denny 2012 Family Trust c/o James M. Denny Jr. 2956 Habersham Road NW Atlanta, GA 30305
Ogeechee Technology Holdings, LLC	[●]
DIRECTOR STOCKHOLDERS
John Driscoll	[●]
Robert DeMichiei	[●]
Priscilla Hung	[●]
Vivian Riefberg	[●]
EMPLOYEE STOCKHOLDERS
James Barrese	[●]
Steven Oreskovich	[●]
Craig Bridge	[●]
Matthew Watson	[●]
Tracey Weinberg	[●]
Todd Woods	[●]
Laura Bridge	[●]
Darren Hobbs	[●]
Susan Staples	[●]
Brendan O'Connor	[●]
Kenneth Edwards	[●]

[Signature Page to Stockholders Agreement]

STOCKHOLDERS	ADDRESS
Heidi Miller	[●]
Chris Jayne	[●]
Sean Joyce	[●]
[Bird Blitch]	[●]

[Signature Page to Stockholders Agreement]

Annex I

FORM OF
JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Stockholders Agreement of Waystar Holding Corp., dated as of [●], 2024 (as amended, restated, supplemented, or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”) by and among Waystar Holding Corp. (the “Company”), the EQT Stockholders, the CPPIB Stockholders, the Bain Stockholders, and the other parties thereto. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Stockholders Agreement.

By executing and delivering this Joinder Agreement to the Stockholders Agreement, the undersigned hereby adopts and approves the Stockholders Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the transferee of Shares, to become a party to, and to be bound by and comply with the provisions of, the Stockholders Agreement applicable to a Stockholder and [an EQT Stockholder][a CPPIB Stockholder][a Bain Stockholder][an Other Institutional Stockholder][a Director Stockholder][an Employee Stockholder][an Additional Stockholder], respectively, in the same manner as if the undersigned were an original signatory to the Stockholders Agreement.

The undersigned hereby represents and warrants that, pursuant to this Joinder Agreement and the Stockholders Agreement, it is a Permitted Transferee of [an EQT Stockholder][a CPPIB Stockholder][a Bain Stockholder][an Other Institutional Stockholder][a Director Stockholder][an Employee Stockholder][an Additional Stockholder] and will be the lawful record owner of ___________ shares of Common Stock of the Company as of the date hereof. The undersigned hereby covenants and agrees that it will take all such actions as required of a Permitted Transferee as set forth in the Stockholders Agreement, including but not limited to conveying its record and beneficial ownership of any Shares and all rights, title, and obligations thereunder back to the initial transferor Stockholder or to another Permitted Transferee of the original transferor Stockholder, as the case may be, immediately prior to such time that the undersigned no longer meets the qualifications of a Permitted Transferee as set forth in the Stockholders Agreement.

The undersigned acknowledges and agrees that Sections 4.1, 4.6, 4.19, and 4.20 of the Stockholders Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of __, 20[●].

Signature

Print Name

Address:

Telephone:
Facsimile:
Email:

[Signature Page to Stockholders Agreement]

AGREED AND ACCEPTED
as of the ____ day of ____________, _____.

WAYSTAR HOLDING CORP.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Annex II

FORM OF
SPOUSAL CONSENT

In consideration of the execution of that certain Stockholders Agreement of Waystar Holding Corp., dated as of [●], 2024 (as amended, restated, supplemented, or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”) by and among Waystar Holding Corp. (the “Company”), the EQT Stockholders, the CPPIB Stockholders, the Bain Stockholders, and the other parties thereto, I, ______________________________, the spouse of ___________________________, who is a party to the Stockholders Agreement, do hereby join with my spouse in executing the foregoing Stockholders Agreement and do hereby agree to be bound by all of the terms and provisions thereof, in consideration of the issuance, acquisition or receipt of Shares and all other interests I may have in the shares and securities subject thereto, whether the interest may be pursuant to community property laws or similar laws relating to marital property in effect in the state or province of my or our residence as of the date of signing this consent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

Dated as of _______ __, ____	(Signature of Spouse)

(Print Name of Spouse)